UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2007
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

Analipseos 30 Apt. #25, 52236 Panorama, Thessaloniki, Greece
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
_____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
_____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
_____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
_____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 - Completion of Acquisition or Disposition of Assets

On January 26, 2007, Celsius Holdings, Inc. (the "Registrant" or "Company") entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company ("Sub"), Elite FX, Inc., a Florida corporation ("Elite"), and Stephen Haley, the "Indemnifying Officer" and "Securityholder Agent" of Elite, (the "Merger Agreement"). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company.

  Date of completion of the transaction: January 26, 2007.
  Brief description of the assets involved: The Company entered into a Merger Agreement whereby Elite merged into Sub, a wholly owned subsidiary of the Company (the "Merger").

  The main business asset of Elite is the marketing and distribution of science and nutritional focused functional beverages. Its first commercially available product is Celsius, a calorie burning soda, and it was introduced in three flavors in the early 2005. Today Celsius is offered in five flavors.
  Identity of the person(s) from whom the assets were acquired or to whom they were sold and the nature of any material relationship: The Company acquired all of the issued and outstanding shares of Elite from Elite's stockholders, eight individuals, all of whom are an arm's length party to the Company. There was no relationship between the Company and Elite or any affiliate, director, officer, or associate of the Company or Elite other than the Company having provided Elite with a bridge loan on November 26, 2007 for $250,000 while negotiating the terms of the Merger Agreement.
  Nature and amount of consideration given by Company: The Company issued:
    70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the issued and outstanding shares of Elite;
    warrants to Investa Capital Partners Inc. representing 3,557,812 shares of common stock of the Company;
    options exercisable for 10,647,025 shares of common stock f the Company in substitution for the options currently outstanding in Elite;
    1,391,500 shares of its common stock and a note for US$ 250,000 to purchase certain trademark rights to the name "Celsius"; and
    1,300,000 shares of its common stock as part of a private placement conducted concurrent with the close of the Merger Agreement

Our former majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement. The stockholders of Elite now hold approximately 74.1% (72.9% on a fully diluted basis) of the Company's issued and outstanding common stock.
  Other terms of the Merger Agreement: A number of other agreements have been entered into by the Company concurrent with the Merger Agreement or agreed to enter into in support of the merger transaction. These agreements include a warrant agreement, subscription agreement, registration rights agreement, employment agreement, promissory note and observation rights agreement.
    Warrant Agreement. As stated in section (d) the Company has issued 3,557,812 warrants to one party in connection with the Merger Agreement. Each warrant s exercisable for one share of Common Stock of the Company for 365 days after closing of the Merger Agreement at an exercise price of US$ $0.140535 per share. These warrants were issued by the Company concurrent with the closing of the Merger Agreement on January 26, 2007. The warrants have registration rights.

    Subscription Agreements. The Company concurrent with the Merger Agreement completed a private placement of 1,300,000 shares of common stock of the Company to non-US resident investors raising an aggregate total of US$ 650,000. The shares issued pursuant to the private placement have registration rights. Part of the consideration received for this offering was the conversion of a $250,000 loan to the Company into shares of its common stock under the private placement at $0.50 per share.
    Registration Rights Agreement. The Company has entered into a registration rights agreement with the investors participating in the private placement of 1,300,000 shares of the Company, the holder of the 3,557,812 warrants issued concurrent with the Merger Agreement and John T. Nugent, Anthony J. Baudanza, and Gregory T. Horn, former stockholders of Elite (the "ABH Group") holders of an aggregate total of 15,528,092 shares of the Company. Under the registration rights agreement, the Company has agreed, among other things, to (i) file a registration statement with the Securities and Exchange Commission ("SEC") with respect to the resale of the shares of Common Stock issued to the investors, the ABH Group and the underlying shares of Common Stock to the warrants within 180 days after the closing date of the Merger Agreement (the "Closing Date"), and (ii) use all commercially reasonable efforts to have such registration statement declared effective by the SEC within 270 days after the Closing Date or 30 days after the SEC issues a no review letter. The registration rights agreement also provides "piggyback registration rights". If the Company does not comply with these obligations, subject to limitations set forth in the registration rights agreement, the Company will be required to pay penalty warrants to the parties to the registration rights agreement to purchase additional shares of the Company's common stock equal to one-half of one percent (0.5%) of the number of shares of common stock registrable under the registration statement, for each 30 day period in default. The registration rights agreement also contains indemnification provisions and other terms customary for agreements of its type.
    Employment Agreement. On January 19, 2007, Elite entered into employment agreements with the Messrs. Stephen Haley, Jan Norelid, Richard McGee and Ms. Janice Haley. The Sub has assumed each of these agreements. Each of the agreements has a three year term ending on January 18, 2010. The terms of these employment agreements are described in more detail in this Current Report in Item 5.01 under the subheading "EXECUTIVE COMPENSATION - Employment Contracts and Termination of Employment or Change of Control."
    Promissory Note. As stated in section 2.01(d), the Company has issued a promissory note in the amount of $ 250,000.00 to Specialty Nutrition Group, Inc. ("SNG") as partial consideration to purchase certain trademark rights to the name "Celsius". The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007.
    Observation Rights and Termination Agreement. The Company has entered into an agreement with two former stockholders of Elite: John T. Nugent, and Anthony J. Baudanza (the "AB Group"). Under the terms of the Observation Agreement, (1) the parties agreed to terminate Elite's stockholder's voting agreement, investor rights agreement, and right of first refusal and co-sale agreement with Stephen Haley; (2) provide observer rights to the AB Group at meetings of the Board of Directors of the Company; (3) provide the AB Group with registration rights with respect to the shares of the Company they received on close of the Merger Agreement; and cause the Company to immediately repay all debt owed to the AB Group under a secured credit agreement between the AB Group and Elite dated April 10, 2006. The aggregate total of this debt being $624,500.

A copy of the Merger Agreement and related agreements are filed as exhibits to this Form 8-K and are incorporated in this Item 2.01 by reference. The description of the Merger Agreement and related agreements above is qualified in their entirety by reference to the full text of the Merger Agreement and related agreements.

Item 3.02 - Unregistered Sales of Equity Securities

Merger Consideration

As described in Item 2.01 of this Current Report on Form 8-K, the Company in exchange for all of the issued and outstanding shares of Elite issued the stockholders of Elite, an aggregate total of 70,912,246 shares of its common stock in connection with the Merger Agreement. The Company also assumed former Elite options which have converted into options exercisable for 10,647,025 shares of common stock of the Company. The issuance of shares to the former stockholders of Elite and the assumed options of the former optionees of Elite was completed on reliance on Rule 506 of Regulation D of the Securities Act of 1933 on the basis that the majority of the parties were all accredited investors, as defined under Rule 501 of Regulation D of the Securities Act of 1933 and fewer than 35 were non-accredited investors. All securities issued were issued as restricted securities and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933. No general solicitation or general advertising was conducted in connection with the sales of the shares.

Trade Mark Consideration

As described in Item 2.01 of this Current Report on Form 8-K, the Company issued 1,391,500 shares of its common stock to a principal of SNG and issued a note for US$250,000 to SNG to purchase certain trademark rights to the name "Celsius". The issuance of shares to the principal of SNG was completed on reliance on Rule 506 of Regulation D of the Securities Act of 1933 on the basis that these parties were all accredited investors, as defined under Rule 501 of Regulation D of the Securities Act of 1933. All securities issued were issued as restricted securities and were endorsed with a restrictive legend confirming that the securities could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933. No general solicitation or general advertising was conducted in connection with the sales of the shares.

Private Placement

On January 26, 2007 the Company sold 1,300,000 shares of common stock of the Company for an aggregate purchase price of US$ 650,000 ($0.50 per share). The Purchase Price was paid by the subscribers by US$ 400,000 in cash and the settlement of an aggregate total of US$ 250,000 of indebtedness of the Company by one of these individual subscribers. No underwriting discounts or commission were paid in connection with this offering.

The issuance of shares in the offering was completed pursuant to Rule 903 of Regulation S of the Act to the subscribers on the basis that the sale of the shares was completed in an offshore transaction, as defined in Rule 902(h) of Regulation S. The Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the shares. The investors each individually represented to us that they were not a U.S. person, as defined in Regulation S, and were not acquiring the shares for the account or benefit of a U.S. person. The subscription agreement executed between us and each investor included statements that the securities had not been registered pursuant to the Securities Act of 1933 and that the securities may not be offered or sold in the United States unless the securities are registered under the Securities Act of 1933 or pursuant to an exemption from the Securities Act of 1933. The investors each agreed by execution of the subscription agreement for the shares: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Securities Act of 1933. All securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Securities Act of 1933 and could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.

Warrants

The Company issued 3,557,812 warrants to one investor. Each warrant is exercisable for one share of Common Stock of the Company for 365 days after closing of the Merger Agreement at an exercise price of US$ $0.140535 per share.

The issuance of the warrants was completed pursuant to Rule 903 of Regulation S of the Act on the basis that the sale of the warrants was completed in an offshore transaction, as defined in Rule 902(h) of Regulation S. The Company did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the warrants. The investor represented to us that it was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The warrant agreement executed between us and the investor included statements that the warrants and underlying securities had not been registered pursuant to the Securities Act of 1933 and that the securities may not be offered or sold in the United States unless the securities are registered under the Securities Act of 1933 or pursuant to an exemption from the Securities Act of 1933. The investor agreed by execution of the warrant agreement for the warrants: (i) to resell the securities purchased only in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; (ii) that we are required to refuse to register any sale of the securities purchased unless the transfer is in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act of 1933 or pursuant to an exemption from registration under the Securities Act of 1933; and (iii) not to engage in hedging transactions with regards to the securities purchased unless in compliance with the Securities Act of 1933. The warrant certificate issued was endorsed with a restrictive legend confirming that the warrants had been issued pursuant to Regulation S of the Securities Act of 1933 and could not be resold without registration under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933.

SECTION 5 CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.01 Change in Control of Company

On January 24, 2007, Celsius Holdings, Inc. (the "Company") entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company ("Sub"), Elite FX, Inc., a Florida corporation ("Elite"), and Stephen Haley, the "Indemnifying Officer" and "Securityholder Agent" of Elite, (the "Merger Agreement"). The transaction closed in escrow on January 26, 2007. Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 29, 2007.

Under the terms of the Merger Agreement, the Company issued:

  70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the shares of Elite;
  warrants to Investa Capital Partners Inc. representing 3,557,812 shares of common stock of the Company;
  1,391,500 shares of its common stock to purchase certain trademark rights to the name "Celsius";
  options exercisable for10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;
  1,300,000 shares of its common stock as part of a private placement conducted concurrent with the close of the Merger Agreement

Our former majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

As a result of the foregoing the former stockholders of Elite now control approximately 74.1% of the Company's current outstanding shares of common stock (72.9% on a fully diluted basis).

As a result of the Merger Agreement, Mr. Kostovski resigned as chief executive officer, chief financial officer, president, secretary, and treasurer of the Company and appointed Mr. Stephen Haley as the Company's Chief Executive Officer and Chairman of the Board of Directors. Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley have been appointed as the Company's Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing respectively effective as of the closing of the Merger Agreement (January 26, 2007).

Mr. Kostovski also plans to resign as a director of the Company and appoint Messrs. Stephen Haley, Jan Norelid, James Cast, and Gregory T. Horn as the new directors of the Company. The changes to the board of directors of the Company will not be effective until at least ten days after an Information Statement is mailed or delivered to all of the Company's shareholders in compliance with Section 14(f) of the Securities Exchange Act of 1934, as amended, and Rule 14f-1 thereunder.

The parties were arms-length at the time of entering into the transaction. There was no relationship between the Company and Elite or any affiliate, director, officer, or associate of the Company or Elite other than the Company having provided Elite with a bridge loan on November 26, 2007 for $250,000 while negotiating the terms of the Merger Agreement.

We are not aware of any arrangement that might result in a change in control in the future, except the change of control to the former stockholders of Elite, as described in this Information Statement.

CHANGE OF CONTROL INFORMATION

The Company was a "shell company", as defined in Rule 12b-2 of the Exchange Act prior to the change of control. In accordance with paragraph (f) of Item 2.01 of Form 8-K, the Company is required to provide the information that would be required if the Company were filing a Form 10-SB registration statement under the Exchange Act, provided that where such information has been previously reported, the Company may identify the filing in which this disclosure is included instead of including the required disclosure in this Form 8-K. The following Form 10-SB information is provided, with reference to the filing made by the Company where the information is disclosed where the information is not included in this report:
Form 10 Item	Description	Filing Where Information Included
Part I - Item 1	Description of Business	Provided below in this Current Report on Form 8-K
Part I - Item 2	Plan of Operation	Provided below in this Current Report on Form 8-K
Part I - Item 3	Description of Property	Provided below in this Current Report on Form 8-K
Part I - Item 4	Security Ownership of Certain Beneficial Owners and Management	Provided below in this Current Report on Form 8-K
Part I - Item 5	Directors and Executive Officers, Promoters and Control Persons	Provided below in this Current Report on Form 8-K
Part I - Item 6	Executive Compensation	Provided below in this Current Report on Form 8-K
Part I - Item 7	Certain Relationships and Related Transactions	Provided below in this Current Report on Form 8-K
Part I - Item 8	Description of Securities	Provided below in this Current Report on Form 8-K
Part II - Item 1	Market Price of and Dividends on Registrant's Common Equity and Related Stockholder Matters	Form 10-KSB annual report filed on January 9, 2007.
Part II - Item 2	Legal Proceedings	Provided below in this Current Report on Form 8-K
Part II - Item 3	Changes in and Disagreements with Accountants	Form 10-KSB annual report filed on January 9, 2007 and in Item 4.01 of this Current Report on Form 8-K.
Part II - Item 3	Changes in and Disagreements with Accountants	Form 10-KSB annual report filed on January 9, 2007.
Part II - Item 4	Recent Sales of Unregistered Securities	Form 10-KSB annual report filed on January 9, 2007 and in Item 3.02 of this Current Report on Form 8-K
Part II - Item 5	Indemnification of Directors and Officers	Form SB-1 registration statement originally filed on November 21, 2005, as amended
Part F/S	Financial Statements	Form 10-KSB annual report filed on January 9, 2007.
Part III	Exhibits	Form 10-KSB annual report filed on January 9, 2007.

DESCRIPTION OF BUSINESS

Formation

The Company was incorporated in the State of Nevada on April 26, 2005 under the name "Vector Ventures Corp." The Company changed its name to "Celsius Holdings, Inc." on December 26, 2006.

On December 26, 2006, the Company completed a 4 for 1 forward split of its issued and outstanding share capital.

We are a holding company and carry on no operating business except through our direct wholly owned subsidiary, Celsius, Inc. which was incorporated in Nevada on January 18, 2007, and merged with Elite FX, Inc. on January 26, 2007, which was incorporated in Florida on April 22, 2004. We expect Celsius will generate substantially all of our operating revenue and expenses.

The Company has not been involved in any bankruptcy, receivership or similar proceeding nor has there been any material reclassification or merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business.

Historical Information

The Company was formed as an exploration stage company, meaning we were formed to engage in the search for mineral deposits (reserves) which are not in either the development or production stage.

We issued 2,000,000 units (8,000,000 post split units) to 35 unrelated shareholders for cash valued at $0.05 per unit pursuant to our SB-2 offering which closed on March 30, 2006. Each unit consisted of four shares and eight-share purchase warrants after taking into account the forward split of the Company completed on December 26, 2006. Each share purchase warrant is valid for a period of two years from the date of the prospectus, expiring on January 20, 2008 and is exercisable at a price of $0.025 per share taking into account the forward split. All warrants issued have since been exercised as of the filing of this Current Report on Form 8-K.

Once we obtained funding under our SB-2 offering we began Phase I exploration on our one property in the Company's portfolio, the One Gun Project, consisting of 9 unit mineral claims having a total surface area of approximately 473 acres. On October 23, 2006 we received the results of the initial campaign and though these were generally poor, the Dollar Ext Zone was been located and good geological information has been gained. The geologist recommended a crew be sent to the site for a further 7-10 days to continue with systematic exploration as previously recommended. The purpose of this additional work is to provide enough information to make a decision whether or not to commence the Phase 2 program.

Given there was a strong possibility that the One Gun Project claims do not contain any reserves we began to look at other potential mineral properties to explore or other possible business opportunities. The Company began seriously looking at other opportunities in the fall which resulted in us arranging capital through a loan to make a bridge loan to Elite FX, Inc., a Florida corporation involved in the beverage industry, in November 2006.

On January 26, 2006, we entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company ("Sub"), Elite FX, Inc., a Florida corporation ("Elite"), and Stephen Haley, the "Indemnifying Officer" and "Securityholder Agent" of Elite, (the "Merger Agreement"). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007.

Under the terms of the Merger Agreement, the Company issued:

  70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the issued and outstanding shares of Elite;
  warrants to Investa Capital Partners Inc. representing 3,557,812 shares of common stock of the Company;

  options exercisable for 10,647,025 shares of common stock f the Company in substitution for the options currently outstanding in Elite;
  1,391,500 shares of its common stock and a note for US$ 250,000 to purchase certain trademark rights to the name "Celsius"; and
  1,300,000 shares of its common stock as part of a private placement conducted concurrent with the close of the Merger Agreement

Our former majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of our common stock held by him shortly after the close of the Merger Agreement.

As a result of the foregoing the former stockholders of Elite now control approximately 74.1% of our current outstanding shares of common stock.

As of closing the Merger Agreement, we have changed our business to the business of Elite FX, Inc. and have ceased to be an exploration stage company. We are looking at selling our One Gun Project claims.

Current Business of the Company

We are in the business of producing, distributing and marketing science and nutritional focused functional beverages.

We operate in United States through our wholly owned subsidiary, Celsius Inc., who acquired the operating business of Elite FX, Inc. through a reverse merger on January 26, 2007. Celsius, Inc. is in the business of developing and marketing science and nutritional focused functional beverages in the functional beverage category of the beverage industry. Celsius was Elite's first commercially available product. Celsius is the world's first calorie burning soda which has been scientifically validated. Celsius is currently available in five flavors, cola, ginger ale, lemon/lime, orange and wild berry.

We are focused on expanding our beverage brand, developing product extensions and reformulations of new products and strengthening the distribution network for our products.

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 756-4583and our website address is www.celsius.com. The information contained on our web sites do not constitute part of, nor is it incorporated by reference into, this Current Report on Form 8-K.

Industry Overview

The functional beverage market includes a wide variety of beverages with one or more added ingredients to satisfy a physical or functional need. This category includes: The five fastest-growing segments of the functional beverage include: herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice.

Our Products

In 2005, Elite introduced Celsius to the beverage marketplace and it is our first product. Celsius is the first calorie-burning soft drink and the first functional beverage product to launch with clinical proof of functionality. An independent research facility has statistically proven its calorie burning capabilities in a clinical, double blind, placebo based study. This product line, which is referred to as our "core brand", competes in the "functional beverage" segment of the beverage marketplace with distinctive flavors and packaging. A functional beverage is a beverage containing one or more added ingredients intended to satisfy a physical or functional need, which often carries a unique and sophisticated imagery and a premium price tag. This segment includes herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice. We currently offer five flavors: cola, ginger ale, lemon/lime, orange and wild berry. We have developed and own the formula for this product including the flavoring. The formulation and flavors for these products are produced under contract by concentrate suppliers. Celsius is currently packaged in distinctive (12 fl oz) glass bottles with full-body shrink-wrapped labels that are in vivid colors in abstract patterns and cover the entire bottle to create a strong on-shelf impact. Given recent advances in printing technology, the Company's management is now confident that a similar look can be achieved with an aluminum bottle. Aluminum bottles offer the advantages of reduced weight and breakage, improved durability of graphics, better suitability for vending.

Manufacture and Supply of Our Products

We produce our products through a packing, or co-pack, facility in North Eastern, United States. We supply all the ingredients and packaging. The co-pack facility assembles our products and charges us a fee, by the case. We follow a "fill as needed" manufacturing model to the best of our ability and we have no significant backlog of orders.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications.

Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe that as we continue to grow, we will be able to keep up with increased production demands. We believe that our current co-packing arrangement has the capacity to handle increased business we may face in the next twelve months. To the extent that any significant increase in business requires us to supplement or substitute our current co-packer, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product that is repackaged in North Eastern, United States.

Our Primary Markets

We target a niche in the soft drink industry known as functional beverages. The soft drink industry generally characterizes beverages as being made with nutritional and mineral additives, more naturally, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

We sell the majority of our products in supermarkets, convenience and natural food stores along the eastern seaboard of United States, as well as California. The products are currently sold on an increasing basis in drugstores and neighborhood grocery markets. We expect this to change as our mass-market promotions mature and our distribution channels expand.

Distribution, Sales and Marketing

Our predecessor Elite initiated a grassroots marketing strategy to launch Celsius in 2005. This marketing strategy leveraged the significant media interest in the results of the clinical trial which confirmed the product's functional benefit. Celsius was subsequently unveiled at the International Society for Sports Nutrition (ISSN) annual scientific symposium in June of 2005. Media interest in the category-creating positioning and clinical proof generated national coverage on both television and radio.

Once initial distribution was achieved in the southeastern United States, a top-tier branding agency was retained to develop a comprehensive integrated marketing communications program for use in regional and national roll-out. These materials have been proven effective at creating sales where used, and are ready for national exposure.

Marketing to Distributors

We are currently marketing to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include diet food, gourmet food, and mainstream distributors. Our distributors sell our products directly to retail chains, convenience stores, drugstores and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our in-house sales managers. In limited markets, where the use of our direct sales mangers is not cost-effective, we utilize food brokers and outside representatives. Currently our products are in retail chains such as Vitamin Shoppe and grocery chains such as Heinens (Ohio), Hannafords (New England), Deirbergs (Midwest) and Albertsons (California), and convenience stores such as Circle K, Valero Stores, Royal Farms and E-Z Marts among other retailers.

Marketing to Retail Stores

We intend to market to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with retailers we believe would be interested our products. We intend to recruit and train regional sales managers and representatives to visit these retail stores to sell our products directly.

Direct Sales and Distribution

We also intend to start Direct Sales and Distribution (DSD) to stores in throughout the country in key geographic areas including New York, Atlanta, Chicago, California. We believe each of these areas is trend setting, open to new products and has a large consumer base. A DSD system will allow us to have greater control over our marketing efforts.

Marketing to Consumers

Advertising. We intend to utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such aimed at consumers interested in weight loss, diet and fitness, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website www.celsius.com are all among consumer-direct marketing devices we intend to utilize in the future.

In-Store Displays. As part of our marketing efforts, we intend to offer in-store displays in key markets. We also believe that our unique packaging is an important part of making successful products.

Seasonality of Sales

Sales of our beverages are seasonal, with the highest sales volumes generally occurring in the second and third fiscal quarters, which correspond to the warmer months of the year in our major markets.

Competition

Our products compete broadly with all beverages available to consumers. The beverage market is highly competitive, and includes international, national, regional and local producers and distributors, many of whom have greater financial, management and other resources than us.

Our direct competitors in the functional beverage market include but are not limited to The Coca-Cola Company, Cadbury Schweppes, PepsiCo, Inc., Nestle, Waters North America, Inc., Hansen Natural Corp., Red Bull; and Glaceau.

While we believe that we offer a unique product which will be able to compete favorably in this marketplace, the expansion of competitors in the functional beverage market, along with the expansion of our competitor's products, many of whom have substantially greater marketing, cash, distribution, technical and other resources than we do, may impact our products ultimate sales to distributors and consumers.

Proprietary Rights

In connection with our acquisition of the business of Elite we, through our wholly owned subsidiary Celsius, Inc., we have acquired the Celsius trademark, which is registered in the United States.

We will continue to take appropriate measures, such as entering into confidentiality agreements with our contract packers and exclusivity agreements with our flavor houses, to maintain the secrecy and proprietary nature of our flavor concentrates. We consider our trademarks and flavor concentrate trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

Research and Development

Throughout 2007, the Company will focus its full efforts on Celsius, limiting new product development to flavor line extensions of this high-potential brand. Two new flavors, Orange and wild berry, were developed and launched during 2006 with positive results.

Beyond 2007, we will target development and launch one high-potential new product per year. The Company maintains a productive ongoing process for identifying, qualifying and developing innovative new product concepts.

Government Regulation

The production, distribution and sale of our products in the United States is subject to the Federal Food, Drug and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Occupational Safety and Health Act, various environmental statutes and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. California law requires that a specific warning appear on any product that contains a component listed by the State as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. While none of our products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Environmental Matters

Based on our current operations, environmental protection requirements do not have a significant financial and operational effect on the capital expenditures, earnings and competitive position of our company in the current financial year and are not expected to have a significant effect in the reasonably foreseeable future.

Employees

As of January 26, 2007, we employed a total of ten employees on a full-time basis. Of our ten employees, we employ 2 in administrative capacities and 8 persons in sales and marketing capacities. We have not experienced any work stoppages. We have not entered into any collective bargaining agreements. We consider our relations with employees to be good.

Legal Proceedings

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

RISK FACTORS

We are a relatively young company with a minimal operating history.

It is difficult to evaluate our business future and prospects as we are a young company with a limited operating history. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees. While management believes its estimates of projected occurrences and events are within the timetable of its business plan, there can be no guarantees or assurances that the results anticipated will occur.

If we do not achieve profitability, our business may not grow or continue to operate.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters. In order to become profitable, we must increase our revenue and/or decrease expenses. We may not be able to increase or even maintain our revenue, and we may not achieve sufficient revenue or profitability in any future period. We recorded a net loss on a pro forma basis of $865,449 for the year ended December 31, 2005, and $893,524 for the nine months ended at September 30, 2006, and we had an accumulated deficit of $1,825,941 as of September 30, 2006. We could incur net losses for the foreseeable future as we expand our business. We will need to generate additional revenue from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenue, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

We may not be able to obtain additional funds that we may require.

We currently do not have adequate cash from operations or financing activities to meet our long-term needs. Our operations have been financed to date through debt and sales of our equity. If unanticipated expenses, problems, and unforeseen business difficulties occur, which result in material delays, we will not be able to operate within our budget. If we do not achieve our internally projected sales revenue and earnings, we will not be able to operate within our budget. If we do not operate within our budget, we will require additional funds to continue our business. If we are unsuccessful in obtaining those funds, we cannot assure you of our ability to generate positive returns to the Company. Further, we may not be able to obtain the additional funds that we require on terms acceptable to us, if at all. We do not currently have any established third-party bank credit arrangements. If the additional funds that we may require are not available to us, we may be required to curtail significantly or to eliminate some or all of our development, manufacturing, or sales and marketing programs.

If we need additional funds, we may seek to obtain them primarily through equity or debt financings. Such additional financing, if available on terms and schedules acceptable to us, if available at all, could result in dilution to our current stockholders and to you. We may also attempt to obtain funds through arrangement with corporate partners or others. Those types of arrangements may require us to relinquish certain rights to our intellectual property or resulting products.

We are dependent on third parties to bottle and distribute our Products. The termination of our relationship with any of these parties for any reason may adversely affect our results of operations and business prospects as a whole.

We have entered into bottling and distributorship arrangements in various key markets and the termination of our relationship with any of these parties for any reason may adversely affect our results of operations in those markets and our results of operations and business prospects as a whole.

We rely predominately on the performance of wholesale distributors for the success of our business.

We sell our products principally to wholesalers for resale to retail outlets including grocery stores, convenience stores, nutritional and drug stores. The replacement or poor performance of the Company's major wholesalers and or the Company's inability to collect accounts receivable from the Company's major wholesalers could materially and adversely affect the Company's results of operations and financial condition. Distribution channels for beverage products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of the Company's products offer products which compete directly with the Company's products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of the Company's competitors. In the future, the Company's wholesalers and retailers may not continue to purchase the Company's products or provide the Company's products with adequate levels of promotional support.

If we cannot effectively manage our growth, we may incur substantial losses.

Any dramatic growth in our business could place a substantial burden on our production capacity and administrative resources. Businesses, which grow rapidly, often have difficulty managing their growth. We have limited management depth, and we will have to employ experienced executives and key employees capable of providing the necessary support. We may be unable to do so and our management may not be able to manage our growth effectively or successfully. Rapid growth can often put a strain on management, financial, and operational resources of a company. In addition, we would likely need to enhance our operational systems and personnel procedures. Our failure to meet these challenges could cause our efforts to expand operations to prove unsuccessful and cause us to incur substantial operating losses.

We may incur material losses as a result of product recall and product liability.

We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities. Although we maintain insurance coverage against the risk of product liability and product recall, the amount of the insurance we carry is limited, and that insurance is subject to certain exclusions and may or may not be adequate.

We may not be able to develop successful new products which are important to our growth.

Part of our strategy is to increase our sales through the development of new products. We cannot assure you that we will be able to develop, market, and distribute future products that will enjoy market acceptance. The failure to develop new products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

Our business may suffer from lack of diversification.

Our business is centered on functional beverages. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products or if there is a general decline in market demand for, or any significant decrease in, the consumption of nutritional beverages, we are not financially or operationally capable of introducing alternative products within a short time frame. As a result, such lack of acceptance or market demand decline could cause us to cease operations.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we do, may be able to replicate our processes, brands, flavors, or unique market segment products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary.

Our directors and executive officers beneficially own a substantial amount of our common stock.

Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of common stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of their fiduciary duties by the directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We are dependent on our key executives.

Our future success will depend substantially upon the abilities of, and personal relationships developed by, Stephen Haley, our Chief Executive Officer, Chairman of the Board of Directors and majority stockholder, Gregory T. Horn a proposed director and one of our principal stockholders, Richard McGee our Chief Operating Officer and Jan Norelid our Chief Financial Officer. The loss of Messrs. Haley, Horn, McGee and Norelid's services could materially adversely affect our business and our prospects for the future. We do not have key person insurance on the lives of such individuals.

We do not expect to pay dividends for the foreseeable future.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

Our common stock is deemed a low-priced "Penny" stock, therefore an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock is a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in our common stock is subject to the penny stock rules of the Securities Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

    Deliver to the customer, and obtain a written receipt for, a disclosure document;
    Disclose certain price information about the stock;
    Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
    Send monthly statements to customers with market and price information about the penny stock; and
    In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of the financial condition and results of operations of Celsius Holdings, Inc. (the "Company" or "we") comparing the fiscal years ended December 31, 2005 and December 31, 2004, as well as the nine months ended September 30, 2006 and September 30, 2005. We operate in the United States through our wholly owned subsidiary, Celsius Inc., ("Sub") who acquired the operating business of Elite FX, Inc. ("Elite") through a reverse merger on January 26, 2007. You should consider the foregoing when reviewing Elite's financial statements attached to this Form 8-K and this discussion. You should read this section together with Elite's financial statements including the notes to those financial statements for the years mentioned above.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Dollar amounts of $1.0 million or more are rounded to the nearest one tenth of a million; all other dollar amounts are rounded to the nearest one thousand and all percentages are stated to the nearest one tenth of one percent.

OVERVIEW

We are in the business of producing, distributing and marketing science and nutritional focused functional beverages in the functional beverage category of the beverage industry. Celsius was our first commercially available product. Celsius is the world's first calorie burning soda, which has been scientifically validated. Celsius is currently available in five flavors, cola, ginger ale, lemon/lime, orange and wild berry.

We are focused on expanding our beverage brand, developing product extensions and reformulations of new products and strengthening the distribution network for our products. We started our business toward the end of 2004. We had our first revenue in 2005 and have increased the number of distributor and stores that carry our products rapidly over the last two years.

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 756-4583 and our website address is www.celsius.com. The information contained on our web sites do not constitute part of, nor is it incorporated by reference into, this Current Report on Form 8-K.

RESULTS OF OPERATIONS-NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2006 COMPARED TO SEPTEMBER 30, 2005

Our revenue during the first nine months of 2006 was $1.0 million as compared to $352,000 during the same period in 2005. This 192.8 percent increase was primarily due to an increase in the number of distributors and a start of the acceptance in the market of our product. Revenue to related parties decreased during the same time period as the company Specialty Beverage Distribution, Inc. was having problems with its marketing efforts.

Cost of sales as a percentage of revenue increased to 69.3 percent during the first nine months of 2006 from 68.9 percent for the same period in 2005. This increase was primarily the result of not being able to recognize $60,000 in revenue on products delivered to a related party, because collectibility was not reasonably assured.

Selling, general and administrative expense increased by 115.1 percent to $1.1 million for the first nine months of 2006 compared to $526,000 for the same period in 2005. The increase in sales and marketing expense of $378,000 related to increased personnel and travel cost, increased print advertising cost and cost for point of sales materials, offset to a smaller extent by a reduction in local radio advertising. The increase in general and administrative expense of $227,000 was primarily due to increased salaries of $241,000, offset to a lesser degree by development expense.

Interest expense increased in the first nine months of 2006 to $70,000 compared to $19,000 for the same period in 2005, primarily due to increased debt due to our investment in the market place.

RESULTS OF OPERATIONS - FISCAL YEAR 2005 COMPARED TO FISCAL YEAR 2004

Our revenue for the calendar year 2005 was $426,000 as compared to no revenue during 2004. Our first Celsius products were produced in early 2005 and we started to market the product at that time.

Cost of sales as a percentage of revenue was 70.5 percent during the year ended December 31, 2005. Which we consider high, as production variances were high in the first production runs and our cost of freight to the customer was high due to smaller shipments.

Selling, general and administrative expense increased by 981.7 percent to $948,000 for the year ended December 31, 2005 compared to $88,000 for the same period in 2004. The increase in sales and marketing expense of $329,000, related to local radio advertising and other general marketing expense. The increase in general and administrative expense of $471,000 was primarily due to increased product development expense, including write off of bad products, of $242,000, increased salaries of $146,000 and an expense for allowance for a receivable from a related party of $61,000.

Interest expense increased in 2005 to $30,000 compared to $0 for the same period in 2004, primarily due to increased debt due to our investment in the market place.

Liquidity and Capital Resources

As of September 30, 2006, the Company's liquidity and capital resources included cash $102,000 and a negative working capital of $450,000. As of September 30, 2006, total outstanding liabilities were $1.7 million.

Cash flows used in operating activities for the nine months ended September 30, 2006 were $1.0 million compared to $574,000 used in operating activities for the same period in 2005. The primary use of cash for the first nine months in 2006 was losses and to a lesser extent a build up of inventories.

Net cash provided by financing activities was $1.1 million for the first nine months of 2006, consisting primarily of the issuance of long term debt of $611,000, sale of common stock of $200,000 and increased debt to related parties of $193,000.

We received financing from our shareholders during 2004 and 2005 in the amount of $732,000, of which Lucille Santini provided $578,000; Mr. Haley provided $70,000 in loans. We accrued salary for Mr. Haley in the amount of $84,000, which has not been paid.

We received financing from two investors in the Company in an aggregate amount of $611,000, including accrued interest. The loan was paid out over a four month period ended in August 2006.

In February 2006, we entered into a finance agreement with Bibby Financial to factor all our receivable. The factoring cost is a flat fee of two to four percent of the invoice plus an interest of Prime plus three percent on the outstanding balance. As of September 30, 2006 the outstanding balance to Bibby Financial was $50,000. We also financed our insurance premiums over a nine month period. We had an outstanding balance with the premium finance company of $12,000 as of September 30, 2006.

The following table summarizes contractual obligations and borrowings as of September 30, 2006, and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods (in thousands). We expect to fund these commitments primarily with raise of equity capital.
	Payments Due by Period

Contractual	Total	Less Than	1-3 Years	3-5 Years	More Than
Obligations		1 Year			5 Years

Debt obligations	$611	$-	$611	$-	$-
Debt to related party	732	732	-	-	-
Other loans	62	62		-	-
Purchase obligations	-	-	-	-	-

Total	$1,405	$794	$611	$-	$-

Contingent Liabilities

None

Related Party Transactions

On the closing of the Merger Agreement, the Company issued 1,391,500 shares of its common stock to Gregory T. Horn and issued a promissory note in the amount of $250,000 to Specialty Nutrition Group, Inc. ("SNG") in exchange for termination of a consulting agreement and to purchase certain trademark rights to the name "Celsius". The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007. Gregory T. Horn, a proposed director and an affiliate of the Company is also an affiliate, director and officer of SNG. Irina Lorenzi, another director and officer of SNG is also a shareholder of the Company. Mr. Lorenzi and Mr. Horn together own 6,243,780 shares of the common stock of the Company. Elite has paid SNG, of which our director Gregory T. Horn is a principal, $50,175, $20,000 and $20,000 during the years 2006, 2005 and 2004, respectively, for services and royalty.

On close of the Merger Agreement, the Sub assumed employment agreements with the Messrs. Stephen Haley, Jan Norelid, Richard McGee and Ms. Janice Haley, previously executed by Elite. These agreements are described in more detail under the heading "EXECUTIVE COMPENSATION - Employment Contracts and Termination of Employment or Change of Control" in this information statement. The Company issued 50,000 shares of Elite to Jan Norelid in compensation on January 19, 2007. The shares have certain forfeiture clauses in case of termination of the employment agreement by Mr. Norelid within a year, and in case of termination by the Company for cause. The Company recorded a charge of $25,000.

On September 30, 2005, we issued 1,000,000 shares of common stock to our president, Mr. Kostovski at a price of $0.01 per share in exchange for organizational services and expenses, proprietary rights, business plans, and cash in for total aggregate consideration of $10,000. On April 30, 2005, a total of 800,000 shares of common stock were issued in exchange for mining claims valued in the amount of $8,000 U.S., or $.01 per share to our president, Mr. Kostovski. These issuances were made to Mr. Kostovski, pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act. On December 26, 2006, the Company authorized a stock split of four (4) shares for each one (1) outstanding share.

As of January 26, 2007, the Company retired the loan provided by Mr. Kostovski to the Company which amounted to an aggregate total of $1,800 ($500 cash loan and another $1,300 owed to him for use of his office space). This amount was retired as part of the requirement of the Merger Agreement. This loan was unsecured, due on demand and did not bear interest.

Prior to the Merger, Elite generated revenue from Specialty Beverage Distributors, Inc. ("SBD") of $128 and $266,400 during the nine months period ended September 30, 2006 and 2005, respectively. SBD is 50 percent owned by Mr. Haley and 50 percent owned by Lucille Santini, a shareholder of the Company. During 2006, the Elite delivered and invoiced SBD $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. Elite generated revenue from SBD of $296,640 during fiscal 2005. At the end of 2005, Elite recorded $60,640 in allowance for bad debt for outstanding receivable from SBD. SBD ceased operations in 2006.

Mr. Haley, incurred expenses on the Elite's behalf in 2005, for which he was not reimbursed immediately. The current liability to Mr. Haley for these expenses at September 30, 2006, December 31, 2005 and 2004 was $17,665, $7,712 and $0, respectively.

Mr. Haley also lent the Elite $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of September 30, 2006 was $52,168.

Elite operated during 2004 and most of 2005 from temporary offices in the home of Mr. Haley, who has also guaranteed certain of the Elite's liabilities.

Mr. McGee lent Elite $50,000 in January 2007. This loan is due on February 23, 2007 and accrues interest of 10 percent per annum.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

DESCRIPTION OF PROPERTY

Our corporate offices and main warehouse are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our lease for this facility expires in September 2007. The area of the facility is approximately 2,100 square feet. We pay an annual rent of $40,800 for these premises. Additionally, we have entered into a number of month to month lease arrangements for additional warehouse space in Pompano Beach, Florida, and Rochester, New York. As needed we expect to rent additional warehouse space on a short-term basis from time to time in public warehouses situated throughout the United States. The current facilities occupied by the Company are expected to meet the Company's operational needs for the coming six months; thereafter the Company will need to increase the existing office space being leased or find new offices to be leased.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of January 26, 2007, by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percentage of Class(2)
	Before Merger	After Merger	Before Merger	After Merger
Kristian Kostovski(3) Analipseos 30, Apt. #25 52236 Panorama, Thessaloniki, Greece	7,200,000	0	23.1%	0.0%
Stephen Haley(3) (4)	0	26,744,926	0%	27.4%
Lucille Santini	0	26,744,926	0%	27.4%
James Cast(3) (5)	0	-	0%	0.0%
Gregory T. Horn(3) (6)	0	4,830,122	0%	4.9%
John Nugent	0	5,384,985	0%	5.5%
Anthony Baudanza	0	5,384,985	0%	5.5%
Jan Norelid(3) (7)	0	1,337,246	0%	1.4%
Richard McGee(3) (8)	0	802,348	0%	0.8%
Janice Haley(3) (9)	0	-	0%	0.0%
Directors and Executive Officers as a Group(3)	0	33,714,642	0%	34.5%

Notes:
(1)	Unless otherwise noted in the table above, the address of each beneficial owner listed on the table is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483
(2)	Before merger percentages are based on 31,200,000 shares of common stock issued and outstanding on a fully diluted basis as of January 26, 2007 immediately before the Merger. After Merger percentages are based on 101,161,558 shares of common stock issued and outstanding immediately after the Merger on a fully diluted basis taking into account stock options and outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.
(3)	Mr. Kristian Kostovski will resign as a director ten days from the date of mailing of this Information Statement. Mr. Stephen Haley has been appointed Chief Executive Officer and Chairman of the Board of Directors and Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley has been appointed Chief Executive Officer and Chairman of the Board of Directors, Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing of the Company respectively effective as of the closing of the Merger Agreement (January __, 2007). Messrs. Stephen Haley, James Cast, and Gregory T. Horn will be appointed as a director to be effective ten days after the delivery of this Information Statement to our shareholders.

(4)	Does not include 2,005,869 shares Mr. Haley has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.
(5)	Does not include 267,450 shares Mr. Cast has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.
(6)	Does not include 267,450 shares Mr. Horn has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.
(7)	Does not include 1,805,283 shares Mr. Norelid has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.
(8)	Does not include 2,500,116 shares Mr. McGee has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.
(9)	Does not include 2,674,493 shares Ms. Haley has the right to acquire pursuant to outstanding options which are not exercisable within 60 days of January 26, 2007.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

As of January 26, 2007, Mr. Stephen Haley has been appointed Chief Executive Officer and Chairman of the Board of Directors and Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley has been appointed Chief Executive Officer and Chairman of the Board of Directors, Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing of the Company . Mr. Kristian Kostovski resigned as a chief executive officer, chief financial officer, president, secretary, and treasurer on January 26, 2007. Mr. Kostovski will tender a letter of resignation to the Board to resign as director and Messrs. Stephen Haley, James Cast, and Gregory T. Horn will be appointed as directors of the Company to be effective ten days after the delivery of the Schedule 14F information statement to our shareholders, which date is anticipated to be February 5, 2007.

Directors: Name of Director and Address(1)	Age

Kristian Kostovski Analipseos 30, Apt. #25 52236 Panorama, Thessaloniki, Greece	22	(to resign)
Stephen Haley	49	(to be appointed)
Jan Norelid	53	(to be appointed)
James Cast	58	(to be appointed)
Gregory T. Horn	41	(to be appointed)

Executive Officers:

Name and Address(1)	Age	Office(s) Held

Stephen Haley	49	Chief Executive Officer and Chairman of the Board of Directors
Jan Norelid	53	Chief Financial Officer
Richard McGee	66	Chief Operating Officer
Janice Haley	45	Vice President of Marketing
(1)	Unless otherwise noted in the table above, the address of each director and officer listed on the table is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483

Set forth below is a brief description of the background and business experience of each of our past and newly appointed executive officers and our past and proposed directors for the past five years.

Mr. Kristian Kostovski has been the President, CEO, Treasurer, CFO, Secretary, and Director of the Company since inception. From July 2001 to the present Mr. Kostovski has been a manager of Hit Casino in Dojran, Macedonia. From May 20, 2005 to the present Mr. Kostovski has been a director of Alpha Motorsport in New Westminster, B.C. Canada.

Mr. Kostovski is currently enrolled in the third year of a Bachelor of International Business degree at the American College of Thessaloniki in Thessaloniki, Greece.

Stephen Haley is Chief Executive Officer and Chairman of the Board of Directors for the Company and proposed director. Prior to founding Elite, from 2004 to 2006, Mr. Haley invested in multiple companies including the beverage industry. From 1999 to 2001, he held positions as COO and Chief Business Strategist for MAPICS, a publicly held, international software company with 500+ employees and $145 million in revenue. From 1997 to 1999, he was CEO of Pivotpoint, a Boston based innovative ERP firm, by a venture backed team to include Goldman, TA Associates, and Greyloc to transform a difficult turnaround situation into a profitable sale. He is a frequent speaker at national and international events on innovation and strategy. He was honored in Fortune Magazine's "Men of the Century Edition" in 2000 and featured on the cover of the international magazine Beverage Innovation in 2006.He holds a BSBA in Marketing from the University of Florida.

Jan Norelid is the Chief Financial Officer of the Company. He joined Elite as Chief Financial Officer in November 2006. Mr. Norelid has 27 years of local and international financial experience. Most recently, from 2005 to 2007 he worked as consultant for Bioheart Inc and FAS Group, a consulting firm specialized in SEC related matters. Previously, from September 1997 to January 2005, Mr. Norelid served as Chief Financial Officer for Devcon International Corp, an $80 million NASDAQ listed company which manufactures building materials and provides a comprehensive range of heavy-construction and support services. From January 1996 to September 1997, Mr. Norelid owned and operated a printing franchise. Prior to this, from 1990 to 1995, Mr. Norelid worked as Chief Financial Officer for Althin Medical Inc., a $100 million public medical device company. Previous experience since 1977 consisted of various controller and CFO positions for Swedish companies, stationed in six different countries in four continents. Mr. Norelid holds a degree in Business Administration from the Stockholm School of Economics.

Richard McGee is the Chief Operating Officer of the Company. Mr. McGee joined Elite as COO in September 2005. His experience includes over 40 years in beverage manufacturing, operations, and distribution. Mr. McGee was President of Cotton Club Bottling Group in Cleveland Ohio, which manufactured its own brands and distributed other nationally recognized beverages throughout the Midwest. Mr. McGee arranged the sale of Cotton Club in 1998 to the American Bottling Group Company which was jointly owned by Cadbury Schweppes and The Carlyle Group. Mr. McGee has a degree in Business from Montana State University.

Janice Haley is the Vice President of Marketing of the Company. Ms. Haley joined Elite in 2006 as VP of Marketing. Prior to joining Elite, Ms. Haley, together with her husband Stephen Haley, was investor in beverage distribution and manufacturing companies. Ms. Haley has 20+ years management expertise including the software technology industry in enterprise applications and manufacturing industries specializing in business strategy, sales and marketing. From 1999 to 2001 she was Director of Corporate Communications of Mapics, an international public software company. Previously, from 1997 to 1999 she worked as VP of Marketing of Pivotpoint, a Boston based, venture-funded, software company, she transformed the company's corporate identity from a turnaround situation to position it for a profitable sale to Mapics. Ms. Haley began her career in production in commercial and defense manufacturing firms such as ITT and Honeywell Inc. She has been a frequent speaker and was selected in 2001 as one of the top ten women in her field by Fortune Magazine - "Women Move up in Manufacturing". Ms. Haley holds a BSBA in Marketing from University of Florida.

Gregory T. Horn is a proposed director of the Company. Mr. Horn joined Elite as director in 2007. He is currently the President at Garden of Life, a company in the nutritional supplements industry. He has dedicated his career to building brands that enhance healthy living. Previously, Mr. Horn was CEO of General Nutrition Centers, Inc., ("GNC") a NASDAQ-traded company. He held various positions with GNC, including head of marketing and business development and chief operating officer before becoming CEO and was instrumental in building the GNC brand and in expanding the company's revenue by $100 million per year 11 years in a row, from $400 million to $1.5 billion. When GNC was acquired in 1999 by Royal Numico, he became chairman of Royal Numico's North American Executive Committee, overseeing all the company's $2.5 billion specialty retail, mass market, and direct selling operations on this continent. He is the founder and CEO of Specialty Nutrition Group, Inc. (SNG), a leading innovator in the nutrition brand building from concept through launch. He also a partner at Lyric Capital, a boutique venture capital firm, and has served as an advisor or board member to several health-oriented companies, including PacificHealth Laboratories, Brand New Brands, Efficas, and Know Fat Franchising. He holds an MBA from UCLA and a BA from the University of Redlands.

James Cast, CPA, is a proposed director of the Company. Mr. Cast joined Elite as director in 2007. Mr. Cast is the owner of a CPA firm in Ft. Lauderdale, Florida, which specializes in taxes and business consulting. Prior to forming his firm in 1994, Mr. Cast was senior tax Partner-in-Charge of KPMG Peat Marwick's South Florida tax practice with over 110 employees. During his 22 years at KPMG he was also the South Florida coordinator for all mergers, acquisitions, and business valuations. He is a member of AICPA and FICPA. He currently serves on the Board of the Covenant House of Florida and is the former President of the Board of Trustees, First Presbyterian Church of Ft. Lauderdale. He has a BA from Austin College and a MBA from the Wharton School at the University of Pennsylvania.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Committees of the Board of Directors

We do not have a separately designated executive committee, nominating committee or audit committee of the Board of Directors.

Director Nominations

The Board of Directors does not have a standing nominating committee or committee performing similar functions. The Board of Directors does not believe that a defined policy with regard to the consideration of candidates recommended by stockholders is necessary at this time because, given the early stages of the Company's development, a specific nominating policy would be premature and of little assistance until the Company's business operations are at a more advanced level.

Until the new Board of Directors reviews this issue further, the entire Board of Directors of the Company, upon the recommendation of a majority of the independent directors (as independence is defined in Rule 4200(a)(15) of the Rules of National Association of Securities Dealers), will select the nominees for election to the Board in the future.

Criteria for Nomination to the Board. In evaluating director candidates, regardless of the source of the nomination, the Board of Directors will consider the composition of the Board as a whole, the requisite characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Board of Directors has not established specific minimum qualifications in this connection. No formal policy has been established for the consideration of candidates recommended by shareholders, given the fact that we have not received any shareholder recommendations in the past. The Board of Directors does not believe the lack of such a policy would materially affect its willingness to consider a suitable candidate recommended by shareholders.

Process for Identifying and Evaluating Nominees. We anticipate that our independent directors will initiate the process for identifying and evaluating nominees to the Board of Directors by identifying a slate of candidates who meet the criteria for selection as nominees and have the specific qualities or skills being sought based on input from all members of the Board of Directors and, if appropriate, a third-party search firm. The independent directors will evaluate these candidates by reviewing their biographical information and qualifications and checking the candidates' references. Qualified nominees will be interviewed by at least one independent director. Appropriate candidates will meet with all the independent directors, and using the input from such interviews and the information obtained by them, the independent directors will evaluate which of the prospective candidates is qualified to serve as a director and whether they should recommend to the Board of Directors that the Board nominate, or elect to fill a vacancy, these final prospective candidates.

Candidates recommended by the independent directors will be presented to the Board for selection as nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Compensation Committee

The new Board of Directors has not formed a Compensation Committee and will revisit this issue once officially appointed. Until a Compensation Committee is appointed our entire Board of Directors makes recommendations regarding salaries, bonuses and other incentive compensation for our executive officers.

Audit Committee

The Company does not have an audit committee charter or a charter governing the audit review process. The new Board of Directors will revisit this issue once officially appointed. There is only one person on the new Board of Director, Mr. James Cast, who is independent. The determination of independence of directors has been made using the definition of "independent director" contained under Rule 4200(a)(15) of the Rules of National Association of Securities Dealers

Significant Employees

We have no employees who are not directors or executive officers, but who are expected to make a significant contribution to our business.

Involvement in Certain Legal Proceedings

During the past five years, none of our current or proposed directors or officers has been:

    a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;
    convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
    subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
    found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Family Relationships

Mr. Stephen Haley, our Chief Executive Officer and Chairman of the Board of Directors and a proposed director, and Ms. Janice Haley, Vice President of Marketing of the Company are husband and wife, respectively.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. During the fiscal year ended September 30, 2006 and the quarter ended December 31, 2006, Mr. Kostovki, a former officer of the Company and current director of the Company has not made the required filings under Section 16(A).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid to our President and Chief Executive Officer during the last three complete fiscal years. No other officer or director received annual compensation in excess of $100,000 during the last three complete fiscal years.
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Annual Compensation			Long Term Compensation			All Other Compen- sation
		Salary	Bonus	Other Annual Compen- sation	Awards		Payouts
					Securities Under Options/ SARs Granted	Restricted Stock Award(s)	LTIP Payouts
Kristian Kostovski President, CEO and Director	2006 2005 2004	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Stock Options/SAR Grants

No grants of stock options or stock appreciation rights were made during the fiscal year ended September 30, 2006 to our named executive officers or any other parties.

Long-Term Incentive Plans.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers, except that our directors and executive officers may receive stock options at the discretion of our board of directors. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

Non-Qualified deferred Compensation

There are no arrangements or plans in which we provide non-qualified deferred compensation to directors or employees.

Compensation of Directors.

No cash compensation was paid to our sole director for his services as a director during the fiscal year ended September 30, 2006. We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors except; for the granting, from time to time, of incentive stock options. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company, other than services ordinarily required of a director. Other than indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Equity Compensation Plan

We do not have any securities authorized for issuance under any equity compensation plans.

Employment Contracts and Termination of Employment or Change of Control

We do not pay to our directors any compensation for each director serving as a director on our board of directors. The non-employee directors to be appointed to the board received 267,450 options on January 19, 2007, which shall vest 25% semiannually over two years. In addition, they will receive $4,000 annually and $250 per Audit committee meeting attendance as compensation.

Other than as described below, we have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per executive officer.

On January 19, 2007 Elite entered into employment agreements with the Messrs. Stephen Haley, Jan Norelid, Richard McGee and Ms. Janice Haley. Each of these agreements has been assumed by the Sub. Each of the agreements has a three year term ending on January 18, 2010.

The agreement with Mr. Stephen Haley, our Chief Executive Officer and Chairman of the Board of Directors, provides for a base annual salary of $144,000, a discretionary annual bonus. Mr. Haley is entitled to severance benefits if Mr. Haley's employment is terminated upon his death or if his employment is terminated by the Sub other than for cause. These severance benefits include on termination:

  due to death a lump sum payment death benefit equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the term remaining in his employment agreement; and
  for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or two years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two years.

If Mr. Haley terminates his employment for reasons other than the Company's breach of the agreement, he will not be entitled to severance benefits. Mr. Haley will not be entitled to severance benefits if his employment agreement is terminated for cause (as described below).

The agreement with Mr. Jan Norelid, our Chief Financial Officer, provides for a base annual salary of $108,000, and an increase of his salary to $144,000 at the earlier of 90 days from the closing of the Merger agreement or the Company have raised $2.5 million in financing, and a discretionary annual bonus. Mr. Norelid is entitled to severance benefits if Mr. Norelid's employment is terminated by the Sub other than for cause. These severance benefits include on termination:

for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or two years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two years

The agreement with Mr. Richard McGee provides for a base annual salary of $108,000 and an increase of his salary to $144,000 when the Company has raised $2.5 million in financing, and a discretionary annual bonus.

The agreement with Ms. Janice Haley, our Vice President of Marketing, provides for a base annual salary of $100,000 and an increase of his salary to $120,000 when the Company has raised $2.5 million in financing, and a discretionary annual bonus.

The agreements with Mr. McGee and Ms. Haley provide for severance benefits if employment is terminated by the Sub other than for cause. These severance benefits include on termination:

for other than for cause an amount equal to the sum of such employee's then current annual base salary plus the annualized amount of incentive compensation paid to such employee within the last year before the date such employee's employment was terminated, multiplied by the number of full and partial years remaining in the term of the agreement.

The Company anticipates senior executive bonuses under each of these agreements will be determined based on various factors, including revenue achievement and operating income (loss) before depreciation and amortization targets, as well as personal contributions.

Messrs. Stephen Haley, Jan Norelid, Richard McGee and Ms. Janice Haley each granted, on January 19, 2007, options to purchase shares of the common stock of Elite under its 2006 Incentive Stock Plan. These stock options were assumed by the Company pursuant to the Merger Agreement and converted into options to purchase up to an aggregate total of 8,985,761of the Company's common stock. All of the options have an exercise price of $0.018695 per share other than the options issued to Stephen Haley and Janice Haley which have an exercise price of $0.020565 per share. All of the options have an exercise period of ten years from the date of grant. The options vest 33 1/3% per year on the anniversary of the grant date for the following three years.

These employment agreements may be terminated by the Company if the executive commits an act or an omission resulting in a willful and material breach of or failure or refusal to perform his duties, commits fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services, convicts any crime which involves dishonesty or breach of trust, or acts in gross negligence in the performance of his duties (provided that the Company gives the executive notice of the basis for the termination and an opportunity for 15 days to cease committing the alleged conduct) or violates the confidentiality or non-competition requirements of the agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

  Any of our directors or officers;
  Any person proposed as a nominee for election as a director;
  Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
  Any of our promoters;
  Any relative or spouse of any of the foregoing persons who has the same house as such person.

On close of the Merger Agreement we issued 70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the shares of Elite. A number of these stockholders have been appointed officers of the Company and or proposed as directors of the Company. We also assumed stock options issued by Elite and converted such options into stock options of the Company pursuant to the Merger Agreement. The exact number of shares and options assumed on behalf of each director and officer on close of the Merger is set out in the table appearing under the heading "VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS Security Ownership of Certain Beneficial Owners and Management" in this information statement.

On the closing of the Merger Agreement, the Company issued 1,391,500 shares of its common stock to Gregory T. Horn and issued a promissory note in the amount of $250,000 to Specialty Nutrition Group, Inc. ("SNG") in exchange for termination of a consulting agreement and to purchase certain trademark rights to the name "Celsius". The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007. Gregory T. Horn, a proposed director and an affiliate of the Company is also an affiliate, director and officer of SNG. Irina Lorenzi, another director and officer of SNG is also a shareholder of the Company. Mr. Lorenzi and Mr. Horn together own 6,243,780 shares of the common stock of the Company. Elite has paid SNG, of which our director Gregory T. Horn is a principal, $50,175, $20,000 and $20,000 during the years 2006, 2005 and 2004, respectively, for services and royalty.

On close of the Merger Agreement, the Sub assumed employment agreements with the Messrs. Stephen Haley, Jan Norelid, Richard McGee and Ms. Janice Haley, previously executed by Elite. These agreements are described in more detail under the heading "EXECUTIVE COMPENSATION - Employment Contracts and Termination of Employment or Change of Control" in this information statement.  The Company issued 50,000 shares of Elite to Jan Norelid in compensation on January 19, 2007. The shares have certain forfeiture clauses in case of termination of the employment agreement by Mr. Norelid within a year, and in case of termination by the Company for cause. The Company recorded a charge of $25,000.

On September 30, 2005, we issued 1,000,000 shares of common stock to our president, Mr. Kostovski at a price of $0.01 per share in exchange for organizational services and expenses, proprietary rights, business plans, and cash in for total aggregate consideration of $10,000. On April 30, 2005, a total of 800,000 shares of common stock were issued in exchange for mining claims valued in the amount of $8,000 U.S., or $.01 per share to our president, Mr. Kostovski. These issuances were made to Mr. Kostovski, pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act. On December 26, 2006, the Company authorized a stock split of four (4) shares for each one (1) outstanding share.

As of January 26, 2007, the Company retired the loan provided by Mr. Kostovski to the Company which amounted to an aggregate total of $1,800 ($500 cash loan and another $1,300 owed to him for use of his office space). This amount was retired as part of the requirement of the Merger Agreement. This loan was unsecured, due on demand and did not bear interest.

Prior to the Merger, Elite generated revenue from Specialty Beverage Distributors, Inc. ("SBD") of $128 and $266,400 during the nine months period ended September 30, 2006 and 2005, respectively. SBD is 50 percent owned by Mr. Haley and Lucille Santini, a shareholder of the Company. During 2006, Elite delivered and invoiced SBD $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. Elite generated revenue from SBD of $296,640 during fiscal 2005. At the end of 2005, Elite recorded $60,640 in allowance for bad debt for outstanding receivable from SBD. SBD ceased operations in 2006.

Mr. Haley, incurred expenses on Elite's behalf in 2005, for which he was not reimbursed immediately. The current liability to Mr. Haley for these expenses at September 30, 2006, December 31, 2005 and 2004 was $17,665, $7,712 and $0, respectively.

Mr. Haley also lent Elite $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of September 30, 2006 was $52,168.

Elite operated during 2004 and most of 2005 from temporary offices in the home of Mr. Haley, who has also guaranteed certain of Elite's liabilities.

Mr. McGee lent Elite $50,000 in January 2007. This loan is due on February 23, 2007 and accrues interest of 10 percent per annum.

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DESCRIPTION OF SECURITIES

General

The authorized capital of the Company consists of 400,000,000 shares which has been divided into 350,000,000 shares of Common Stock with a par value $0.001 per share and 50,000,000 shares of Preferred Stock with a par value $0.001 per share. As of January 29, 2007, there were 97,603,746 shares of Common Stock issued and outstanding held by 54 registered stockholders and no shares of Preferred Stock were issued and outstanding.

Material Terms of the Common Stock

The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to stockholders. Shares of common stock do not have cumulative voting rights for the election of directors. The holders of shares of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds of the Company, legally available for the payment of dividends. The holders of shares of common stock do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of the Company and have no rights to convert their common stock into any other securities.

On any liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to receive pro rata on all of the assets of the Company available for distribution to stockholders.

The foregoing summary of the material terms of the capital stock of the Company does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the provisions of the Articles of Incorporation of the Company, as amended by the Certificate of Amendment to the Articles of Incorporation is incorporated by reference from exhibit 3.1 of Form 10-KSB annual report filed on January 9, 2007.

Material Terms of the Preferred Stock

The Board of Directors have the option to issue one or more series of preferred stock with such designations, rights, preferences, limitations and/or restrictions as it should determine by vote of a majority of such directors. By way of illustration, preferred shares may have special rights and preferences which may include special voting rights (or denial of voting rights), special rights with respect to payment of dividends, conversion rights, rights of redemption, sinking funds, and special rights in the event of liquidation, as the Board may determine. These rights and preferences may be determined by the Board of Directors at the time of issue.

Dividends

There are no restrictions in the Company's Articles of Incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, prohibit it from declaring dividends where, after giving effect to the distribution of the dividend:

  the Company would not be able to pay its debts as they become due in the usual course of business; or

  the Company's total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

The Company has never declared nor paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The payment by the Company of dividends, if any, in the future, rests within the discretion of its Board of Directors and will depend, among other things, upon the Company's earnings, its capital requirements and its financial condition, as well as other relevant factors.

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Mr. Stephen Haley has been appointed as president, secretary and treasurer of the Company and Mr. Jan Norelid has been appointed  the Chief Financial Officer of the Company effective as of the closing of the purchase and sale pursuant to the Merger Agreement. Mr. Kristian Kostovski resigned as our chief executive officer, chief financial officer, president, secretary, and treasurer on January 26, 2007, concurrent with the closing of the purchase and sale pursuant to the Merger Agreement. We anticipate that on or about the date that is ten days after the delivery of the Schedule 14F information statement to our shareholders, Mr. Kostovski will tender a letter of resignation to the Board to resign as director and Mr. Stephen Haley will be appointed as a director of the Company to be effective ten days after the delivery of the Schedule 14F information statement to our shareholders, which date is anticipated to be February 5, 2007.

Item 5.03 - Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Change in Fiscal Year End

On January 29, 2007, the Company's Board of Directors approved a change in the Company's fiscal year. The new fiscal year will begin on January 1 and end on December 31st of each year, effective with the year ending December 31, 2007. As reported in Item 2.01 above, the Merger Agreement was treated as reverse acquisition of the Company by Elite. Elite's fiscal year ends on December 31st. In accordance with the position of the Accounting Staff Members in the SEC's Division of Corporation Finance as expressed in "Division of Corporation Finance: Frequently Requested Accounting and Financial Reporting Interpretations and Guidance" dated March 31, 2001, because the Company elected to adopt the fiscal year of its accounting acquirer, no transition report is necessary.

Item 9.01 - Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Elite's fiscal year end is December 31st.

Elite's financial statements from September 30, 2006 (unaudited) and December 31, 2005 and 2004

(With Independent Auditors' Report Thereon and notes), immediately follow:

ELITE FX, INC.

Financial Statements

September 30, 2006 (unaudited)

and

December 31, 2005 and 2004

(With Independent Auditors' Report Thereon)

Elite FX, Inc.

Contents	Page
Report of Independent Registered
     Public Accounting Firm

Balance Sheets

Statements of Operations

Statements of Changes in Stockholders' Equity (Deficit)

Statements of Cash Flows

Notes to Financial Statements

3 4 5 6 7 8 - 14

1900 NW Corporate Blvd., Suite 210 East
Boca Raton, Florida 33431
Tel. 561-886-4200
Fax. 561-886-3330
e-mail:info@sherbcpa.com

SHERB & CO., LLP

Offices in New York and Florida

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Elite FX, Inc.

We have audited the accompanying balance sheet of Elite FX, Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2005 and for the period April 23, 2004 (Inception) through December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Elite FX, Inc. as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the year ended December 31, 2005 and for the period April 23, 2004 (Inception) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
January 2, 2007

ELITE FX, INC. BALANCE SHEET
	September 30	December 31
	2006	2005	2004
ASSETS	(unaudited)

Current Assets:
Cash	$ 101,854	$ 37,040	$ 32,799
Accounts receivable	128,624	33,339	-
Accounts receivable related party, net allowance for doubtful
account of $60,640 as of December 31, 2005	-	-	-
Inventories	396,063	266,413	-
Prepaid expenses and other current assets	53,324	10,000	161,365

Total current assets	679,865	346,792	194,144

Property and equipment, net of accumulated depreciation of
$1,305 and $405, as of September 30, 2006 and December 31, 2005,
respectively	3,310	4,210	-
Other assets	6,260	6,260	-

Total assets	$ 689,435	$ 357,262	$ 194,144

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$ 336,143	$ 184,599	$ 5,777
Loan and note payable	61,751	-	-
Due to related parties	731,500	538,237	76,313

Total current liabilities	1,129,394	722,836	82,090

Long-term loan	610,982	-	-

Total liabilities	1,740,376	722,836	82,090

Stockholders' (Deficit) Equity:
Common stock; $.01 par value, 10,000,000 shares authorized,
2,601,428, 2,201,428 and 2,000,000 issued and outstanding,
as of September 30, 2006, December 31, 2005 and 2004, respectively	26,014	22,014	20,000
Additional paid in capital	748,986	552,986	180,000
Accumulated deficit	(1,825,941)	(940,574)	(87,946)

Total stockholders' (deficit) equity	(1,050,941)	(365,574)	112,054

Total liabilities and stockholders' (deficit) equity	$ 689,435	$ 357,262	$ 194,144

See Notes to Financial Statements

ELITE FX, INC. STATEMENTS OF OPERATIONS

				For the period
	For the Nine	For the Nine	For the	from April 23, 2004
	Months Ended	Months Ended	Year Ended	(Inception) through
	September 30,	September 30,	December 31,	December 31
	2006	2005	2005	2004

	(unaudited)	(unaudited)

Revenue	$1,030,013	$ 85,473	$ 129,192	$ -
Revenue, related party	128	266,400	296,640	-

Total Revenue	1.030,141	351,873	425,832	-

Cost of revenue	655,667	94,038	135,380	-
Cost of revenue, related party	58,543	148,414	164,948	-

Total cost of revenue	714,220	242,452	300,328	-

Gross profit	315,921	109,421	125,504	-

Operating expenses:
Selling and marketing expense	626,356	247,919	330,784	1,662
General and administrative expense	504,718	278,007	556,496	85,971
Bad debt expense, related party	-	-	60,640	-

Total operating expenses	1,131,074	525,926	947,920	87,633

Operating loss	(815,153)	(416,505)	(822,416)	(87,633)

Other expenses:
Interest expense, other	20,903	-	-	-
Interest expense, related party	49,311	18,721	30,212	313

Total other expenses	70,214	18,721	30,212	313

Loss before provision for income taxes	(885,367)	(435,226)	(852,628)	(87,946)

Provision for income taxes	-	-	-	-

Net loss	$(885,367)	$(435,226)	$(852,628)	$(87,946)

See Notes to Financial Statements

ELITE FX, INC.
STATEMENT OF SHARESHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD APRIL 23, 2004 (INCEPTION) THROUGH DECEMBER 31, 2004,
FOR THE YEAR ENDED DECEMBER 31, 2005 AND
FOR THE PERIOD ENDED SEPTEMBER 30, 2006 (UNAUDITED)

	Common Stock		Additional
			Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit

Balance, April 23, 2004 (Inception)	2,000,000	$ 20,000	$ 180,000	$ -	$ 200,000
Net loss	-	-	-	(87,946)	(87,946)

Balance at December 31, 2004	2,000,00	20,000	180,000	(87,946)	112,054

Shares issued for compensation	30,000	300	14,700		15,000
Issuance of common stock	171,428	1,714	358,286		360,000
Net loss				(852,628)	(852,628)

Balance at December 31, 2005	2,201,428	22,014	552,986	(940,574)	(365,574)

(unaudited as to the nine months ended September 30, 2006)
Issuance of common stock	400,000	4,000	196,000		200,000
Net loss				(885,367)	(885,367)

Balance at September 30, 2006	2,601,428	$ 26,014	$ 748,986	$ (1,825,941)	$ (1,050,941)

See Notes to Financial Statements

ELITE FX, INC. STATEMENTS OF OPERATIONS

	For the Nine Months Ended September 30,		For the	For the period
			Year Ended	from April 23, 2004
			December 31,	(Inception) through
	2006	2005	2005	December 31, 2004
	(unaudited)	(unaudited)
Cash flow from operating activities:
Net loss	$ (885,367)	$ (435,226)	$ (852,628)	$ (87,946)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	900	-	405	-
Provision for doubtful accounts related party	-	-	60,640	-
Issuance of shares as compensation	-	-	15,000	-
Change in operating assets and liabilities
Accounts receivable, other	(95,285)	-	(33,339)	-
Accounts receivable, related party	-	(50,400)	(60,640)	-
Inventories	(129,650)	(315,995)	(266,413)	-
Prepaid expenses and other current assets	(43,324)	158,365	151,365	(161,365)
Other long-term assets	-	-	(6,260)	-
Accounts payable and accrued expenses	151,544	69,356	178,822	5,777

Net cash used in operating activities	(1,001,182)	(573,900)	(813,048)	(243,534)

Cash flows from investing activity:
Purchases of property and equipment	-	(2,315)	(4,615)	-

Net cash used in investing activities	-	(2,315)	(4,615)	-

Cash flows from financing activities:
Proceeds from sale of common stock	200,000	110,000	360,000	200,000
Proceeds from short term loans	61,751	-	-	-
Proceeds from long-term debt	610,982	-	-	-
Proceeds from debt to related parties	193,263	442,720	461,924	76,313

Net cash provided by financing activities	1,065,996	552,720	821,924	276,313

Increase in cash	64,814	(23,495)	4,261	32,779

Cash, beginning of year	37,040	32,779	32,779	-

Cash, end of period	$ 101,854	$ 9,284	$ 37 ,040	$ 32,779

Supplemental disclosures of cash flow information
Cash paid during the year for interest	$ -	$ -	$ -	$ -

Cash paid during the year for taxes	$ -	$ -	$ -	$ -

Non-cash Investing and Financing Activities:
Issuance of shares as compensation	$ -	$ -	$ 15,000	$ -

See Notes to Financial Statements

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business - Elite FX, Inc. (the "Company") was incorporated on April 23, 2004 in the State of Florida. The Company develops, markets and distributes science and nutritional focused functional beverages. Its first commercially available product is Celsius, a calorie burning soda, and it was introduced in three flavors in the early 2005.

Significant Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Concentrations of Risk - Substantially all of the Company's revenue derive from the sale of Celsius soda.

The Company uses single supplier relationships for its raw materials purchases and bottling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high- quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation limit.

Cash and Cash Equivalents - The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2005, and 2004, the Company did not have any investments with maturities greater than three months.

Accounts Receivable - Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2005, the allowance for doubtful accounts was approximately $61,000.

Inventories - Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the average method. Inventories consist of raw materials and finished products. The Company writes down inventory during the period in which such materials and products are no longer usable or marketable.

Fixtures, and Equipment - Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years.

Impairment of Long-Lived Assets - Asset impairments are recorded when the carrying values of assets are not recoverable.

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or at least annually. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of assets exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

Revenue Recognition - Revenue is recognized when the products are delivered, invoiced at a fixed price and the collectibility is reasonably assured. Any discounts, co-op advertising, sales incentives or similar arrangement with the customer is estimated at time of sale and deducted from revenue.

Advertising Costs - Advertising costs are expensed as incurred. The Company uses mainly radio and printed advertising. The Company incurred expenses of $79,000 and $173,000 during the nine month periods ended September 30, 2006 and 2005, respectively. The Company incurred expenses of $212,000 and $1,000, during the fiscal years 2005 and 2004, respectively.

Research and Development - Research and development costs are charged to operations as incurred and consists mainly of consulting fees, raw material usage and test productions of soda. The Company incurred expenses of $12,000 and $121,000 during the nine month periods ended September 30, 2006 and 2005, respectively. The Company incurred expenses of $152,000 and $64,000, during the fiscal years 2005 and 2004, respectively.

Fair Value of Financial Instruments - The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Income Taxes - Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

Interim Financial Statements - The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  Accordingly, they do not include all of the information and the footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of recurring accruals, considered for a fair presentation have been included.  Operating results for nine months ended September 30, 2006 are not necessarily indicative of the results that may be expected for fiscal 2006.

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS
151 "Inventory Costs". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). In addition, this Statement requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this Statement will be effective for the Company beginning with its fiscal 2006. The implementation of SFAS 151 will not have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123(Revised 2004), "Share-Based Payment" ("SFAS 123(R)"), which replaces SFAS No. 123, supersedes APB 25 and related interpretations and amends SFAS No. 95 "Statement of Cash Flows." SFAS 123(R) will require the Company to, among other things, measure all employee stock-based compensation awards using a fair value method and record the expense in the Company's financial statements. The provisions of SFAS 123(R), as amended by SEC Staff Accounting Bulletin No. 107, "Share-Based Payment,'' are effective no later than the beginning of the fiscal year that begins after December 15, 2005. No stock options or other compensation awards were issued or outstanding as of December 31, 2005.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections - A Replacement of APB No. 20 and FASB Statement No. 3" ("SFAS No. 154"). SFAS No. 154 requires retrospective application to prior periods' financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109" ("FIN 48"). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by the Company no later than its fiscal year ending June 30, 2008. Management is currently evaluating the impact of adopting FIN 48.

The cumulative effect of the interpretation's adoption will be an adjustment to beginning retained earnings in the year of adoption.

In September 2006, the FASB issued Statement of Financial Standards No. 157, "Fair Value Measurements" (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company's consolidated financial position or results of operations.

In September 2006 the FASB issued SFAS 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans," which amended several other FASB Statements. SFAS 158 requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in other comprehensive income of unrecognized gains or losses and prior service costs or credits arising during the period. Additionally, SFAS No. 158 requires the measurement date for plan assets and liabilities to coincide with the sponsor's year-end. The Company has no defined benefit plans.

In September 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements," which eliminates the diversity in practice surrounding the quantification and evaluation of financial statement errors. The guidance outlined in SAB 108 is effective for the Company in 2008 and is consistent with our historical practices for assessing such matters when circumstances have required such an evaluation. Accordingly, the Company does not believe that adoption of SAB 108 will have any impact on the Company.

2. INVENTORIES

Inventories at September 30, 2006, December 31, 2005 and 2004 consisted of the following:

	2006 (un-audited)	2005	2004

Finished goods	$240,068	$194,687	$ -
Raw materials	155,995	71,726	-
Total	$396,063	$266,413	$ -

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

3. OTHER CURRENT ASSETS

Other current assets at September 30, 2006, December 31, 2005 and 2004 consisted of the following:

	2006 (un-audited)	2005	2004

Deposits	$14,600	$10,000	$161,365
Prepaid expenses	38,724	-	-
Total	$53,324	$10,000	$161,365

4. PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures, and equipment at September, 30, 2006, December 31, 2005 and 2004 consisted of the following:

	2006 (un-audited)	2005	2004

Furniture, fixtures and equipment	$4,615	$4,615	$ -
Less accumulated depreciation and amortization	(1,305)	(405)	-
Total	$3,310	$4,210	$ -

5. OTHER LONG-TERM ASSETS

Other long-term assets at September 30, 2006 and December 31, 2005 consisted of deposit on office lease.

6. LEASE COMMITMENTS

The Company leases its office under an operating lease, with term expiring in 2006. No other leases exist. The aggregate future minimum non-cancelable lease payments at December 31, 2005 were as follows:

Fiscal Year Ending:
2006	$ 28,755
2007	0
2008	0
2009	0
2010	0
Thereafter	0
Total minimum lease commitments	$ 28,755

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at September 30, 2006, December 31, 2005 and 2004 consisted of the following:

	2006	2005	2004

Accounts payable	$ 112,071	$ 116,924	$ -
Accrued expenses	224,072	67,675	5,777
Total	$ 336,143	$ 184,599	$ 5,777

8. CURRENT LIABILITY TO RELATED PARTY

The Company received advances from one of its shareholders, Lucille Santini, at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The total amount outstanding, including accrued interest, as of September 30, 2006, December 31, 2005 and 2004 was $577,668, $530,525 and $76,313, respectively. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the shareholder.

The Company President, Mr. Stephen C. Haley, incurred expenses on the Company's behalf in 2005, for which he was not reimbursed immediately. The current liability to the President for these expenses at September 30, 2006, December 31, 2005 and 2004 was $17,665, $7,712 and $0, respectively.

The President also lent the Company $50,000 in February 2006 This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of September 30, 2006 was $52,168.

The President has not received any salary in 2006. Since March 2006, the Company has recorded accrued salary for the President and as of September 30, 2006, the accrued salary is $84,000.

9. INCOME TAXES

There was no tax provision, net, in 2005 or 2004.

The difference between the effective income tax rate and the United States federal income tax rate is summarized as follows:

	2005	2004
Statutory federal rate	34.0%	34.0%
State income tax	3.6%	3.6%
Change in valuation allowance	(37.6)	(37.6)
	0.0%	0.0%

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

The deferred tax asset consisted of the temporary differences as of December 31, 2005 and 2004:

	2005	2004
Net operating losses	$ 352,801	$ 32,994
Valuation allowance	$ (352,801)	$ (32,994)
Total	$ 0	$ 0

A valuation allowance is provided for deferred tax assets when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance at December 31, 2005 and 2004 of $352,801and $32,994, respectively.

10. RELATED PARTY TRANSACTIONS

The Company generated revenue from Specialty Beverage Distributors, Inc. ("SBD") of $128 and $266,400 during the nine months period ended September 30, 2006 and 2005, respectively. SBD is owned by Mrs. Lucille Santini and Mr. Stephen C. Haley, both directors of the Company. During 2006, the Company delivered and invoiced SBD $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. The Company generated revenue from SBD of $296,640 during fiscal 2005. At the end of 2005, the Company recorded $60,640 in allowance for bad debt for outstanding receivable from SBD. SBD ceased operations in 2006.

The Company received advances from one of its shareholders and director, Lucille Santini, at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The total amount outstanding, including accrued interest, as of September 30, 2006, December 31, 2005 and 2004 was $577,668, $530,525 and $76,313, respectively. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the shareholder.

The Company President, Mr. Stephen C. Haley, incurred expenses on the Company's behalf in 2005, for which he was not reimbursed immediately. The current liability to the President for these expenses at September 30, 2006, December 31, 2005 and 2004 was $17,665, $7,712 and $0, respectively.

The President also lent the Company $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of September 30, 2006 was $52,168.

The Company operated during 2004 and most of 2005 from temporary offices in the home of the President. The Company stored some finished goods during 2005 at a warehouse owned by Lucille Santini.

The President and a board member have guaranteed certain of the Company's liabilities.

ELITE FX, INC.
NOTES TO FINANCIAL STATEMENTS (continued)

11. SUBSEQUENT EVENTS

In February 2006, the Company borrowed $50,000 from the President, with an interest rate of seven percent per year and no repayment date.

In August of 2006, the Company issued 400,000 shares to two investors for a total investment of $200,000. At the same time the Company entered into a loan agreement for $600,000, with seven percent interest accruing per year and with a repayment date for principal and interest in August 2009.

In November 2006, the Company issued 50,000 shares with a fair value of $15,000 as compensation to an employee.

In November 2006, the Company entered into a non-binding term sheet to merge with a publicly traded company. The shareholders of Elite FX, Inc. will own approximately 77.5 percent of the outstanding shares of the merged companies, and the asset of the publicly traded company will include at least $500,000 of cash and no liabilities. Furthermore, the merged company will issue certain warrants to acquire additional shares for the investment banking firm managing the transaction.

(b) Pro forma financial information.

The acquisition of all the issued and outstanding shares of Elite is described as a "reverse acquisition" to be reflected as a recapitalization with Elite as the accounting acquirer.

The accompanying pro forma combined condensed consolidated financial statements are provided for informational purposes only. They are not necessarily indicative of the results that will be achieved for future periods. The accompanying pro forma condensed consolidated financial statements do not purport to represent what the Company's results of operations or financial position would actually have been if the Transaction had, in fact, occurred on December 31, 2005 or September 30, 2006. You should read the accompanying pro forma condensed consolidated financial statements and the related notes in conjunction with the audited and unaudited financial statements included elsewhere in Form 8-K and the Company's latest Form 10-KSB filed with the SEC on Edgar January 11, 2007.
CELSIUS HOLDINGS, INC
PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 30, 2006
		Celsius	Pro forma	Total
	Elite FX, Inc	Holdings, Inc	adjustments	Company

ASSETS	(unaudited)	Audited	(unaudited)	(unaudited)
Current Assets:
Cash	$ 101,854	$ 95,422	$ -	$ 197,276
Accounts receivable	128,624	-	-	128,624
Inventories	396,063	-	-	396,063
Prepaid expenses and other current assets	53,324	3,000	-	56,324

Total current assets	679,865	98,422	-	778,287

Property and equipment, net	3,310	-	-	3,310
Other assets	6,260	-	-	6,260

Total assets	$ 689,435	$ 98,422	$ -	$ 787,857

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$ 336,143	$ 1,400	$ -	$ 337,543
Loan and note payable	61,751	-	-	61,751
Due to related parties	731,500	-	-	731,500

Total current liabilities	1,129,394	1,400	-	1,130,794

Long-term loan	610,982	-	-	610,982

Total liabilities	1,740,376	1,400	-	1,741,776

Stockholders' (Deficit) Equity:
Common stock; $.001 par value	26,014	3,800	43,561	73,375
Additional paid in capital	748,986	114,200	(64,539)	798,647
Accumulated deficit	(1,825,941)	(20,978)	20,978	(1,825,941)

Total stockholders' (deficit) equity	(1,050,941)	97,022	-	(953,919)

Total liabilities and stockholders'
(deficit) equity	$ 689,435	$ 98,422	$ -	$ 787,857

CELSIUS HOLDINGS, INC.
PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the nine months period ended September 30, 2006

		Celsius	Pro forma	Total
	Elite FX, Inc	Holdings, Inc	adjustments	Company

	(unaudited)	audited	(unaudited)	(unaudited)

Revenue	$ 1,030,013	$ -	$ -	$ 1,030,013
Revenue, related party	128	-	-	128

Total Revenue	1,030,141	-	-	1,030,141

Cost of revenue	655,677	-	-	655,677
Cost of revenue, related party	58,543	-	-	58,543

Total cost of revenue	714,220	-	-	714,220

Gross profit	315,921	-	-	315,921

Operating expenses:
Selling and marketing expense	626,356	-	-	626,356
General and administrative expense	504,718	8,157	-	512,875
Bad debt expense, related party	-	-	-	-

Total operating expenses	1,131,074	8,157	-	1,139,231

Operating loss	(815,153)	(8,157)	-	(823,310)

Other expenses:
Interest expense, other	20,903	-	-	20,903
Interest expense, related party	49,311	-	-	49,311

Total other expenses	70,214	-	-	70,214

Loss before provision
for income taxes	(885,367)	(8,157)	-	(893,524)

Provision for income taxes	-	-	-	-

Net loss	$ (885,367)	$ (8,157)	$ -	$ (893,524)

Loss per share, basic and diluted				$ (0.01)
Weighted average share outstanding, basic and diluted				84,775,000

CELSIUS HOLDINGS, INC.
PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the year ended December 31, 2005

		Celsius	Pro forma	Total
	Elite FX, Inc	Holdings, Inc	adjustments	Company

	(unaudited)	Audited	(unaudited)	(unaudited)

Revenue	$ 129,192	$ -	$ -	$ 129,192
Revenue, related party	296,640	-	-	296,640

Total Revenue	425,832	-	-	425,832

Cost of revenue	135,380	-	-	135,380
Cost of revenue, related party	164,948	-	-	164,948

Total cost of revenue	300,328	-	-	300,328

Gross profit	125,504	-	-	125,504

Operating expenses:
Selling and marketing expense	330,784	-		330,784
General and administrative expense	556,496	12,821	-	569,317
Bad debt expense, related party	60,640	-	-	60,640

Total operating expenses	947,920	12,821	-	960,741

Operating loss	(822,416)	(12,821)	-	(835,237)

Other expenses:
Interest expense, related party	30,212	-	-	30,212

Total other expenses	30,212	-	-	30,212

Loss before provision
for income taxes	(852,628)	(12,821)	-	(865,449)

Provision for income taxes	-	-	-	-

Net loss	$ (852,628)	$ (12,821)	$ -	$ (865,449)

Loss per share, basic and diluted				$ (0.01)
Weighted average share outstanding, basic and diluted				84,775,000

CELSIUS HOLDINGS, INC.
PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
unaudited
for the nine month period ended September 30, 2006 and the year ended December 31, 2005

NOTE 1. DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

Effective January 26, 2007 Elite FX, Inc. ("Elite") merged with Celsius, Inc, a wholly owned subsidiary of Celsius Holdings, Inc ("Celsius") (the "Merger"). Celsius issued 70,912,246 shares of common stock, $.001 par value, to the former stockholders of Elite in exchange for their 2,651,428 shares of Elite common stock. Pursuant to a Merger Agreement dated January 24, 2007 among Celsius and Elite, the officer and director of Celsius resigned upon consummation of the Merger. The persons serving as directors and officers of Elite immediately prior to the Merger were elected to the same offices at Celsius and retained their positions as directors and officers of Celsius, Inc. At the time of the Merger, Celsius issued 1.3 million shares in a private placement at a price of $0.50 per share. Celsius issued 1,391,500 shares and a note for $250,000 to Specialty Nutrition Group, Inc. ("SNG") in exchange for termination of a royalty agreement SNG had with Elite. Upon consummation of the Merger, Celsius had 97,603,746 shares of its common stock issued and outstanding. The former Elite stockholders beneficially own 74.1% of the Celsius voting securities. As a result of the Merger, Elite is a wholly-owned subsidiary of Celsius. Celsius intends to operate Elite in the same manner and to continue in the business that Elite engaged in prior to the Merger. Prior to the Merger, no material relationship existed between Elite and its affiliates and Celsius and its affiliates, except for a bridge loan of $250,000 issued in November 2006 by Celsius to Elite. The Merger will be accounted for as a reverse Merger application of the purchase method of accounting by Celsius with Elite treated as the accounting acquirer. Under the reverse Merger method of accounting, the assets and liabilities of Celsius will be recorded as of the Merger date, at their respective historical cost, which is considered to be the equivalent of fair values, and added to those of Elite with no increment in combined stockholders' Equity (deficiency). The reported results of operations of Celsius after completion of the Merger will reflect the historical results of operations of Elite.

NOTE 2. UNAUDITED PRO FORMA ADJUSTMENTS

Adjustments included in the column under the heading "Pro Forma Adjustments" include the following:

(a) To reflect the deemed issuance of 69,575,000 shares of Celsius common stock to Elite stockholders and the cancellation of Elite issued and outstanding shares of common stock as of September 30, 2006. In January 2007, Elite issued 50,000 shares, which were converted through the Merger to 1,337,246 Celsius shares.

(b) To eliminate the accumulated deficit of Celsius as the accounting acquiree under the reverse Merger application of the purchase method of accounting.

(c) Exhibits.

As described in Item 1.01 of this Report, the following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization dated January 26, 2007
3.1	Articles of Merger
4.1	Warrant Agreement
4.2	Subscription Agreement
4.3	Registration Rights Agreement
4.4	Observation Rights and Termination Agreement
4.5	Stock Option Plan
10.1	Stock Grant Agreement
10.2	Promissory Note
10.3	Employment Agreement with Stephen Haley
10.4	Employment Agreement with Jan Norelid
10.5	Employment Agreement with Richard McGee
10.6	Employment Agreement with Janice Haley
23.1	Auditor Consent Letter
99.1	Press Release dated January 24, 2007

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CELSIUS HOLDINGS, INC.
/s/ Stephen Haley
DATE: February 1, 2007	By: _______________________________________________
Stephen Haley
Chief Executive Officer and Chairman of the Board